EXHIBIT 99.1

Pharma-Bio Serv Announces Full Year Results

DORADO, PUERTO RICO / ACCESSWIRE / January 29, 2025 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a regulatory affairs, quality, compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, medical device, cosmetic, food and allied products industries, today announced that revenues for the year ended October 31, 2024 were approximately $9.5 million, a decrease of approximately $7.5 million when compared to last year. Additionally, a net loss for the year ended October 31, 2024 was reported of approximately $0.8 million, compared to a net income of approximately $1.3 million for last year.

“While 2024 was a challenging year for the industries we serve, particularly in terms of new investments and projects, we took deliberate steps to address these concerns. We concentrated our efforts on higher-value services and redirected resources toward business development, including the adoption of advanced technologies. These initiatives are designed to strengthen our connections with new and existing clients and explore prospective markets in innovative ways. As we move forward, we believe these measures position us well for potential growth in 2025,” stated Mr. Sanchez, Chief Executive Officer of the Company.

Mr. Sanchez continued, “Moreover, we remain financially strong and optimistic about the future of our industry.  Accordingly, as announced earlier today, the Company's Board of Directors approved a Special Dividend of $0.075 per share payable on or about March 20, 2025. We believe this dividend underscores our commitment to deliver value to our shareholders and our confidence in our business plan."

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic uncertainties, competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's most recent Annual Report on Form 10-K, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv, Inc.